Farmer Mac Announces Departure of
Chief Financial Officer

WASHINGTON, D.C., July 10, 2025 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure, announced today that Aparna Ramesh, Executive Vice President – Chief Financial Officer & Treasurer, has resigned to accept the Chief Executive Officer position with the Federal Home Loan Banks Office of Finance.
“On behalf of our employees, our leadership team, and our Board of Directors, I extend our deepest gratitude to Aparna for her exceptional leadership and substantial contributions to Farmer Mac,” said President and Chief Executive Officer Brad Nordholm. “Aparna’s expertise and judgment have contributed to Farmer Mac’s strong financial foundation. She has cultivated an outstanding finance team and advanced our robust securitization program, setting the stage for our continued growth and success. While we are sad to see Aparna leave us, we are proud that Farmer Mac continues to be a springboard to new opportunities for talented leaders. We wish Aparna every success in her new role and are grateful for the legacy she leaves behind.”
“It has been an honor to serve as Chief Financial Officer at Farmer Mac and to work alongside such a skilled and dedicated team,” said Ms. Ramesh. “Since I joined the company in 2020, I have witnessed firsthand the unwavering commitment of my colleagues and the leadership team to advancing Farmer Mac’s mission and driving meaningful impact across rural America. I extend my sincere gratitude to Brad for his vision, guidance, and strong leadership; to Farmer Mac’s Board members for their thoughtful stewardship; and to my team and colleagues for their camaraderie and partnership. I am very proud of what we’ve accomplished together and am confident that the company is poised for continued momentum and success. I look forward to seeing all that Farmer Mac and its exceptional people will accomplish in the years to come.”
Ms. Ramesh joined Farmer Mac as Chief Financial Officer in 2020 and will continue to serve in this role through July 31, 2025. The company plans to retain an executive search firm to conduct a nationwide search for its next Chief Financial Officer and will provide updates as appropriate.
About Farmer Mac

Farmer Mac is driven by its mission to increase the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure. Our secondary market provides liquidity to our nation’s agricultural and infrastructure businesses, supporting a vibrant and strong rural America. We offer a wide range of solutions to help meet financial institutions’ growth, liquidity, risk management, and capital relief needs across diverse markets, including agriculture, agribusiness, broadband infrastructure, power and utilities, and renewable energy.

We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. Additional information about Farmer Mac is available on our website at www.farmermac.com.

CONTACT:    Jalpa Nazareth, Investor Relations
Lisa Meyer, Media Inquiries
(202) 872-7700